Exhibit 99.1

FOR IMMEDIATE RELEASE

CABLEVISION SYSTEMS CORPORATION

REPORTS FIRST QUARTER 2009 RESULTS

Bethpage, N.Y., May 7, 2009 - Cablevision Systems Corporation (NYSE:CVC) today reported financial results for the first quarter ended March 31, 2009.

First quarter consolidated net revenues grew 10.6% to $1.903 billion compared to the prior year period, reflecting solid revenue growth in Telecommunications Services and the addition of Newsday and Sundance in the 2009 results.  Consolidated adjusted operating cash flow (“AOCF”) (1) increased 14.3% to $590.0 million and consolidated operating income grew 21.3% to $297.8 million, both compared to the prior year period.

Operating highlights for the first quarter 2009 include:

•                  Consolidated Free Cash Flow from Continuing Operations(1)  of $170.3 million for the quarter

•                  Cable Television net revenue growth of 4.8% and AOCF growth of 6.9% for the quarter

•                  Revenue Generating Unit (“RGU”) additions of 84,200 for the quarter and 540,600 since March 2008

•                  Average Monthly Revenue per Basic Video Customer (“RPS”) of $136.55 in the first quarter of 2009

•                  Optimum Lightpath net revenue growth of 8.0% and AOCF growth of 15.6% as compared to the first quarter 2008

•                  Madison Square Garden AOCF growth of $18.4 million as compared to the first quarter 2008

Cablevision President and CEO James L. Dolan commented:  “Cablevision performed well in the first quarter in what continues to be a challenging economic environment.  The company reported solid increases in revenue and AOCF and more than doubled free cash flow to $170 million for the quarter.  Our core cable business continues to experience steady growth in our digital video, voice and high-speed Internet services.  These results extended Cablevision’s industry-leading penetration rates for yet another quarter while MSG and Rainbow generated strong operating cash flow growth of their own,” concluded Mr. Dolan.

Results from Continuing Operations (2)

Segment results for the quarters ended March 31, 2009 and 2008 are as follows:

	Revenues, Net		AOCF		Operating Income (Loss)
$ millions	Q1 2009	Q1 2008	Q1 2009	Q1 2008	Q1 2009	Q1 2008

Telecommunications	$1,328.3	$1,261.9	$521.1	$485.9	$294.0	$257.3
Rainbow	249.3	225.2	71.7	50.7	38.8	27.7
MSG	271.3	265.1	15.9	(2.5)	(2.2)	(19.7)
Newsday	83.4	—	0.1	—	(7.2)	—
Other (including eliminations)	(29.7)	(31.5)	(18.8)	(18.2)	(25.6)	(19.8)
Total Company	$1,902.6	$1,720.7	$590.0	$515.9	$297.8	$245.5

(1)   See definition of adjusted operating cash flow (“AOCF”) and Consolidated Free Cash Flow from Continuing Operations included in the discussion of non-GAAP financial measures on page 4 of this earnings release.

(2)   Operating results of FSN Bay Area and Rainbow DBS’ distribution operations are included in discontinued operations for all periods presented as applicable.

Telecommunications Services — Cable Television and Lightpath

Telecommunications Services includes Cable Television — Cablevision’s “Optimum” branded video, high-speed data, and voice residential and commercial services offered over its cable infrastructure — and its “Optimum Lightpath” branded commercial data and voice services.

Telecommunications Services net revenues for first quarter 2009 rose 5.3% to $1.328 billion, AOCF grew 7.2% to $521.1 million and operating income increased 14.3% to $294.0 million, all compared to the prior year period.

Cable Television

Cable Television first quarter 2009 net revenues increased 4.8% to $1.272 billion, AOCF rose 6.9% to $500.0 million and operating income increased 13.0% to $292.4 million, each compared to the prior year period.  The increases in net revenues, AOCF and operating income were principally driven by the growth in digital video, high-speed data, and voice customers as well as higher rates reflected in first quarter 2009 results.

The first quarter 2009 results reflect:

•                  Basic video customers down 6,300 or 0.2% from December 2008 and down 23,100 or 0.7% from March 2008

•                  iO: Interactive Optimum digital video customers up 9,400 or 0.3% from December 2008 and 177,500 or 6.7% from March 2008

•                  Optimum Online high-speed data customers up 29,800 or 1.2% from December 2008 and 141,700 or 6.0% from March 2008

•                  Optimum Voice customers up 51,400 or 2.7% from December 2008 and 244,500 or 14.5% from March 2008

•                  Revenue Generating Units up 84,200 or 0.8% from December 2008 and 540,600 or 5.5% from March 2008

•                  Cable Television RPS of $136.55, up $1.70 or 1.3% from the fourth quarter of 2008 and up $6.99 or 5.4% from the first quarter of 2008

Optimum Lightpath

For first quarter 2009, Lightpath net revenues rose 8.0% to $64.2 million, AOCF increased 15.6% to $21.0 million and operating income improved $3.1 million to $1.7 million, each as compared to the prior year period.  The increase in net revenues, AOCF and operating income were due principally to the continued expansion of the more efficient, higher margin Ethernet business and includes the impact of the acquisition of 4Connections in October 2008.

Rainbow

Rainbow consists of the Rainbow National Services (“RNS”) — AMC, WE tv and IFC — as well as Other Programming which includes:  Sundance (effective June 16, 2008), News 12 Networks, VOOM HD (domestic programming discontinued in January 2009), IFC Entertainment, Rainbow Network Communications, Rainbow Advertising Sales Corp. and other Rainbow ventures.

Rainbow net revenues for the first quarter of 2009 increased 10.7% to $249.3 million, AOCF rose 41.3% to $71.7 million, and operating income grew 40.2% to $38.8 million, all compared to the prior year period.

AMC/WE tv/IFC

First quarter 2009 net revenues grew 8.7% to $194.1 million, AOCF increased 14.4% to $84.9 million and operating income grew 17.7% to $68.1 million, each compared to the prior year period.

The first quarter 2009 AOCF results reflect:

•                  Viewing subscriber increases of 9.0% at IFC, 8.4% at WE tv and 2.2% at AMC, all compared to March 2008

•                  A 9.4% increase in affiliate revenue compared to the prior year period

•                  A 7.6% increase in advertising revenue, as compared to the prior year period, driven principally by higher units sold at AMC

•                  A 4.6% increase in operating costs compared to the prior year period, primarily due to increased programming costs offset in part by lower marketing costs.

Other Programming

First quarter 2009 net revenues rose 15.5% to $61.1 million, AOCF deficit improved 43.6% to a deficit of $13.3 million and operating loss improved 3.0% to a loss of $29.3 million, all as compared to the prior year period.  The increase in net revenue was driven primarily by the addition of Sundance (acquired June 2008) partially offset by the impact of the discontinuation of the domestic programming business at VOOM HD in the 2009 results.  The increase in AOCF was primarily due to the addition of Sundance and cost savings related to VOOM.

Madison Square Garden

Madison Square Garden’s primary businesses include:  regional and national programming networks (MSG, MSG Plus, and Fuse), professional sports franchises (the New York Knicks, the New York Rangers, and the New York Liberty), and MSG Entertainment.  Its operations also include the MSG Arena, the WaMu Theater at Madison Square Garden, Radio City Music Hall, Beacon Theatre and The Chicago Theatre.

Madison Square Garden’s first quarter 2009 net revenues increased 2.3% to $271.3 million, AOCF grew $18.4 million to $15.9 million and operating loss improved 88.8% to a loss of $2.2 million, all compared to first quarter 2008.

MSG’s first quarter results were impacted by:

•                  The networks, including an $8.5 million increase in revenues, primarily due to higher affiliate fees, and a $4.0 million decrease in operating costs

•                  The entertainment business, including a $6.7 million decrease in revenues due to fewer Arena events offset by a $5.7 million decrease in event-related variable costs

•                  The teams, including a $4.4 million increase in revenues, due in part to ticket sales, and a $4.4 million decrease in expenses primarily related to legal and professional fees.

Newsday

The Newsday segment consists of Newsday, a daily newspaper that primarily serves Long Island; amNewYork, a free daily serving New York City; various Internet properties including Newsday.com; and Star Community Publishing, the northeast’s largest group of weekly shopper publications.

Newsday’s first quarter 2009 net revenues were $83.4 million, AOCF was $0.1 million and operating loss was $7.2 million.

Other Matters

On May 6, 2009, the Board of Directors of Cablevision declared a quarterly dividend of $0.10 per share on each outstanding share of both its Cablevision NY Group Class A Stock and its Cablevision NY Group Class B Stock. This quarterly dividend is payable on June 9, 2009 to shareholders of record at the close of business on May 18, 2009.

Separately, the Board of Directors of Cablevision has authorized the company’s management to explore the spin-off of its Madison Square Garden business.

Non-GAAP Financial Measures

We define adjusted operating cash flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization (including impairments), excluding share-based compensation expense or benefit and restructuring charges or credits.  Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items.  We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to the distortive effects of fluctuating stock prices in the case of stock appreciation rights and, in the case of restricted shares and stock options, the settlement of an obligation that is not expected to be made in cash.

We present AOCF as a measure of our ability to service our debt and make continuing investments, including in our capital infrastructure.  We believe AOCF is an appropriate measure for evaluating the operating performance of our business segments and the company on a consolidated basis.  AOCF and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in our industry.  Internally, we use net revenues and AOCF measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators.  AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”).  Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies.  For a reconciliation of AOCF to operating income (loss), please see page 5 of this release.

We define Consolidated Free Cash Flow from Continuing Operations, (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash from operating activities (continuing operations) less capital expenditures (continuing operations), both of which are reported in our Consolidated Statement of Cash Flows.  Net cash from operating activities excludes net cash from operating activities of our discontinued operations.  We believe the most comparable GAAP financial measure of our liquidity is net cash from operating activities.  We believe that Free Cash Flow is useful as an indicator of our overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment and other discretionary and non-discretionary cash uses.  It is also one of several indicators of our ability to make investments and/or return capital to our shareholders. We also believe that Free Cash Flow is one of several benchmarks used by analysts and investors who follow our industry for comparison of our liquidity with other companies in our industry, although our measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies.

COMPANY DESCRIPTION

Cablevision Systems Corporation is one of the nation’s leading media and entertainment companies. Its cable television operations serve more than 3 million households in the New York metropolitan area. The company’s advanced telecommunications offerings include its iO: Interactive Optimum digital television, Optimum Online high-speed Internet, Optimum Voice digital voice-over-cable, and its Optimum Lightpath integrated business communications services. Cablevision operates several successful programming businesses, including AMC, IFC, Sundance Channel and WE tv, through Rainbow Media Holdings LLC, and serves the New York area as publisher of Newsday and other niche publications through Newsday LLC. In addition to these businesses, Cablevision owns Madison Square Garden and its sports teams, the New York Knicks, Rangers and Liberty. The company also operates New York’s famed Radio City Music Hall, the Beacon Theatre, and The Chicago Theatre, and owns and operates Clearview Cinemas.  Additional information about Cablevision Systems Corporation is available on the Web at www.cablevision.com.

This earnings release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the company and its business, operations, financial condition and the industries in which it operates and the factors described in the company’s filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein.  The company disclaims any obligation to update any forward-looking statements contained herein.

Contacts:	Charles Schueler	Patricia Armstrong
	Senior Vice President	Senior Vice President
	Media and Community Relations	Investor Relations
	(516) 803-1013	(516) 803-2270

Cablevision’s Web site:  www.cablevision.com

The conference call will be Webcast live today at 10:00 a.m. EST

Conference call dial-in number is (888) 694-4641/ Conference ID Number 97012808

Conference call replay number (706) 645-9291/ Conference ID Number 97012808 until May 14, 2009

CABLEVISION SYSTEMS CORPORATION

CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2009 (a)	2008 (a)

Revenues, net	$1,902,613	$1,720,692

Adjusted operating cash flow	$589,959	$515,946
Share-based compensation expense	(13,320)	(9,023)
Restructuring expense (credits)	172	(390)
Operating income before depreciation and amortization	576,811	506,533
Depreciation and amortization (including impairments)	278,991	260,992
Operating income	297,820	245,541
Other income (expense):
Interest expense, net	(192,426)	(207,004)
Gain on sale of programming interests, net	766	—
Gain (loss) on investments, net	(70,282)	21,616
Gain on equity derivative contracts, net	58,625	1,420
Loss on interest rate swap contracts, net	(33,736)	(106,330)
Write-off of deferred financing costs	(549)	—
Loss on extinguishment of debt	(21,308)	—
Miscellaneous, net	142	1,166
Income (loss) from continuing operations before income taxes	39,052	(43,591)
Income tax (expense) benefit	(19,048)	15,363
Income (loss) from continuing operations	20,004	(28,228)
Loss from discontinued operations, net of taxes	(18)	(473)
Net income (loss)	19,986	(28,701)
Net income (loss) attributable to noncontrolling interests	199	(2,905)
Net income (loss) attributable to Cablevision Systems Corporation shareholders	$20,185	$(31,606)

Basic net income (loss) per share:

Income (loss) from continuing operations attributable to Cablevision Systems Corporation shareholders	$0.07	$(0.11)

Loss from discontinued operations attributable to Cablevision Systems Corporation shareholders	$—	$—

Net income (loss) attributable to Cablevision Systems Corporation shareholders	$0.07	$(0.11)

Basic weighted average common shares (in thousands)	290,769	289,950

Diluted net income (loss) per share:

Income (loss) from continuing operations attributable to Cablevision Systems Corporation shareholders	$0.07	$(0.11)

Loss from discontinued operations attributable to Cablevision Systems Corporation shareholders	$—	$—

Net income (loss) attributable to Cablevision Systems Corporation shareholders	$0.07	$(0.11)

Diluted weighted average common shares (in thousands)	294,430	289,950

Amounts attributable to Cablevision Systems Corporation shareholders:
Income (loss) from continuing operations, net of taxes	$20,203	$(31,133)
Loss from discontinued operations, net of taxes	(18)	(473)
Net income (loss)	$20,185	$(31,606)

(a)       Operating results of FSN Bay Area and Rainbow DBS’ distribution operations are included in discontinued operations for all periods presented as applicable.

CABLEVISION SYSTEMS CORPORATION

CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION (Cont’d)

(Dollars in thousands, except per share data)

(Unaudited)

ADJUSTMENTS TO RECONCILE ADJUSTED OPERATING CASH FLOW TO OPERATING INCOME (LOSS)

The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating cash flow included in this earnings release:

•      Depreciation and amortization (including impairments).  This adjustment eliminates depreciation and amortization and impairments of long-lived assets in all periods.

•      Restructuring credits (charges).  This adjustment eliminates the charges or credits associated with restructuring activities related to the elimination of positions, facility realignment, asset impairments and other related activities in all periods.

•      Share-based compensation benefit (expense). This adjustment eliminates the compensation benefit (expense) relating to stock options, stock appreciation rights, restricted stock, and restricted stock units granted under our employee stock plans and non-employee director plans in all periods.

	Three Months Ended March 31,
	2009 (a)	2008 (a)
CONSOLIDATED FREE CASH FLOW FROM CONTINUING OPERATIONS (b)

Net cash provided by operating activities (c)	$354,093	$261,344
Less: capital expenditures (d)	(183,768)	(193,460)
Consolidated free cash flow from continuing operations	$170,325	$67,884

(a)       Operating results of FSN Bay Area and Rainbow DBS’ distribution operations are included in discontinued operations for all periods presented as applicable.  Discontinued operations provided a total of $0.5 million in cash for the three months ended March 31, 2008.

(b)       See non-GAAP financial measures on page 4 of this release for a definition and discussion of Free Cash Flow from continuing operations.

(c)       The level of net cash provided by operating activities will continue to depend on a number of variables in addition to our operating performance, including the amount and timing of our interest payments and other working capital items.

(d)       See page 10 of this release for additional details relating to capital expenditures.

CABLEVISION SYSTEMS CORPORATION

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

(Dollars in thousands)

(Unaudited)

REVENUES, NET

	Three Months Ended March 31,		%
	2009 (a)	2008 (a)	Change

Cable Television	$1,272,155	$1,214,378	4.8%
Optimum Lightpath	64,214	59,445	8.0%
Eliminations (b)	(8,070)	(11,943)	32.4%
Total Telecommunications	1,328,299	1,261,880	5.3%
AMC/WE tv/IFC	194,061	178,530	8.7%
Other Programming (c)	61,126	52,919	15.5%
Eliminations (b)	(5,931)	(6,299)	5.8%
Total Rainbow	249,256	225,150	10.7%
MSG	271,259	265,079	2.3%
Newsday (d)	83,416	—	—%
Other (e)	19,566	17,009	15.0%
Eliminations (f)	(49,183)	(48,426)	(1.6)%
Total Cablevision	$1,902,613	$1,720,692	10.6%

ADJUSTED OPERATING CASH FLOW AND OPERATING INCOME (LOSS)

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Three Months Ended March 31,		%	Three Months Ended March 31,		%
	2009 (a)	2008 (a)	Change	2009 (a)	2008 (a)	Change

Cable Television	$500,045	$467,723	6.9%	$292,367	$258,675	13.0%
Optimum Lightpath	21,037	18,203	15.6%	1,650	(1,425)	—%
Total Telecommunications	521,082	485,926	7.2%	294,017	257,250	14.3%
AMC/WE tv/IFC	84,912	74,212	14.4%	68,102	57,853	17.7%
Other Programming (c)	(13,258)	(23,503)	43.6%	(29,259)	(30,157)	3.0%
Total Rainbow	71,654	50,709	41.3%	38,843	27,696	40.2%
MSG	15,864	(2,526)	—%	(2,202)	(19,733)	88.8%
Newsday (d)	73	—	—%	(7,211)	—	—%
Other (g)	(18,714)	(18,163)	(3.0)%	(25,627)	(19,672)	(30.3)%
Total Cablevision	$589,959	$515,946	14.3%	$297,820	$245,541	21.3%

(a)       Operating results of FSN Bay Area and Rainbow DBS’ distribution operations are included in discontinued operations for all periods presented as applicable.

(b)       Represents intra-segment revenues.

(c)       Includes News 12 Networks, VOOM HD Networks (domestic programming discontinued in January 2009), Sundance (effective June 16, 2008), Lifeskool (sold in October 2008), sportskool (sold in September 2008), IFC Entertainment, Rainbow Network Communications, Rainbow Advertising Sales Corp. and other Rainbow businesses.

(d)       Newsday’s financial information reflects its operating results subsequent to the date of acquisition on July 29, 2008.

(e)       Represents net revenues of Clearview Cinemas and PVI Virtual Media.

(f)        Represents inter-segment revenues.

(g)       Includes unallocated corporate general and administrative costs, operating results of Clearview Cinemas, PVI Virtual Media, and certain other items.

CABLEVISION SYSTEMS CORPORATION

SUMMARY OF OPERATING STATISTICS

(Unaudited)

CABLE TELEVISION	March 31, 2009	December 31, 2008	March 31, 2008

Revenue Generating Units
(in thousands)
Basic Video Customers	3,102	3,108	3,125
iO Digital Video Customers	2,846	2,837	2,669
Optimum Online High-Speed Data Customers	2,485	2,455	2,343
Optimum Voice Customers	1,930	1,878	1,685
Total Revenue Generating Units	10,363	10,278	9,822

Customer Relationships (in thousands) (a)	3,325	3,325	3,327

Homes Passed (in thousands)	4,756	4,732	4,687

Penetration
Basic Video to Homes Passed	65.2%	65.7%	66.7%
iO Digital to Basic Penetration	91.7%	91.3%	85.4%
Optimum Online to Homes Passed	52.3%	51.9%	50.0%
Optimum Voice to Homes Passed	40.6%	39.7%	36.0%

Revenues for the three months ended
(dollars in millions)

Video (b)	$762	$744	$735
High-Speed Data	282	278	270
Voice	187	182	160
Advertising	19	29	24
Other (c)	22	25	25
Total Cable Television Revenue	$1,272	$1,258	$1,214

Average Monthly Revenue per Basic Video Customer (“RPS”) (d)	$136.55	$134.85	$129.56

(a)       Number of customers who receive at least one of the company’s services, including business modem only customers.

(b)       Includes analog, digital, PPV, VOD and DVR revenue.

(c)       Includes installation revenue, NY Interconnect, home shopping and other product offerings.

(d)       RPS is calculated by dividing average monthly cable television GAAP revenue for the quarter by the average number of basic video customers for the quarter.

RAINBOW	March 31, 2009	December 31, 2008	March 31, 2008

Viewing Subscribers
(in thousands)
AMC	86,500	86,100	84,600
WE tv	61,700	61,000	56,900
IFC	49,600	48,900	45,500
Sundance	33,100	30,800	*

*    Sundance was acquired by Rainbow on June 16, 2008.

CABLEVISION SYSTEMS CORPORATION

CAPITALIZATION AND LEVERAGE

(Dollars in thousands)

(Unaudited)

CAPITALIZATION

March 31, 2009

Cash and cash equivalents (a)	$622,212

Bank debt	$5,566,250
Senior notes and debentures	5,798,633
Senior subordinated notes	323,627
Collateralized indebtedness	438,365
Capital lease obligations and note payable	64,385
Debt	$12,191,260

LEVERAGE

Debt	$12,191,260
Less: Collateralized indebtedness of unrestricted subsidiaries (b)	438,365
Cash and cash equivalents (a)	622,212
Net debt	$11,130,683

Leverage Ratios (c)
Consolidated net debt to AOCF leverage ratio (b) (d)	4.7
Restricted Group leverage ratio (Bank Test) (e) (f)	4.5
CSC Holdings notes and debentures leverage ratio (e) (f)	4.5
Cablevision senior notes leverage ratio (f) (g)	5.5
Rainbow National Services notes leverage ratio (h)	3.7

(a)       Includes $277,245 of cash held to repay senior notes and debentures due in 2009 classified in “Other Assets” in our consolidated balance sheet.

(b)       Collateralized indebtedness is excluded from the leverage calculation because it is viewed as a forward sale of the stock of unaffiliated companies and the company’s only obligation at maturity is to deliver, at its option, the stock or its cash equivalent.

(c)       Leverage ratios are based on face amount of outstanding debt.

(d)       AOCF is annualized based on the first quarter 2009 results, as reported, except with respect to Madison Square Garden, which is based on a trailing 12 months.

(e)       Reflects the debt to cash flow ratios applicable under CSC Holdings’ bank credit agreement and senior notes indentures (which exclude Cablevision’s approximately $1.3 billion of senior notes and the debt and cash flows related to CSC Holdings’ unrestricted subsidiaries which are comprised of Rainbow, MSG and Newsday).  The annualized AOCF (as defined) used in the Restricted Group leverage ratio and the CSC Holdings notes and debentures leverage ratio is $2.1 billion.

(f)        Includes CSC Holdings’ guarantee of Newsday LLC’s $650 million senior secured credit facility.

(g)       Adjusts the debt to cash flow ratio as calculated under the CSC Holdings notes and debentures leverage ratio to include Cablevision’s approximately $1.3 billion of senior notes plus the $682 million of senior notes Cablevision contributed to Newsday Holdings LLC.

(h)       Reflects the debt to cash flow ratio under the Rainbow National Services notes indentures.  The annualized AOCF (as defined) used in the notes ratio is $361.8 million.

CABLEVISION SYSTEMS CORPORATION

CAPITAL EXPENDITURES

(Dollars in thousands)

(Unaudited)

	Three Months Ended March 31,
	2009	2008
CAPITAL EXPENDITURES

Consumer premise equipment	$101,033	$112,572
Scalable infrastructure	22,088	26,218
Line extensions	6,905	7,645
Upgrade/rebuild	3,450	1,319
Support	14,134	10,724
Total Cable Television	147,610	158,478
Optimum Lightpath	14,693	17,098
Total Telecommunications	162,303	175,576
Rainbow	1,671	5,429
MSG	14,806	8,282
Newsday	2,118	—
Other (Corporate, Theatres and PVI)	2,870	4,173
Total Cablevision	$183,768	$193,460